Exhibit 99.1

Excel Corporation Reports Fourth Quarter and Year end Results for 2015

Annual Revenue Increased 84% to $17.6 Million for 2015 vs $9.6 Million for 2014

IRVING, Texas, April 13, 2016 -- Excel Corporation (OTCQB:EXCC), a leading provider of integrated financial and transaction processing services to merchants throughout the United States today reported its consolidated results for the fourth quarter and year ended December 31, 2015.

2015 Financial Results – Highlights

●	Net revenues of $17.6 million (an 84% increase over 2014)

●	Loss from operations of $1.7 million (a 44% improvement over 2014)

4th Quarter 2015 Results – Highlights

●	Net revenues of $5.2 million (an increase of 37% over 4Q 2014)

●	Loss from operations of $0.8 million (an 40% increase over 4Q 2014)

●	Net loss of $0.5 million (a 20% improvement over 2014)

For the full year 2015, net revenues increased 84.0% to $17,599,332 as compared to $9,565,239 in the prior year. The $8,034,093 increase in total revenues was primarily due to Excel’s recognizing the first full year of operations from our Securus Payments subsidiary which was acquired in April 2014, significant organic sales growth, and one month of results from the acquisition of the U.S. operations of Calpian Inc. For the fourth quarter ended December 31, 2015, Excel recorded revenues of $5,209,759, an increase of 37.4% over the fourth quarter of 2014. Net loss from operations increased by $235,142 to $816,643 for the fourth quarter of 2015 as compared to the fourth quarter of 2014. Including other income, the Company recorded a net loss of $529,124, compared to a net loss of $657,837 in the fourth quarter of 2014, a 19.6% improvement.

“We are pleased with our strong finish to the year, which included completing the strategic acquisition of the U.S. assets of global mobile payments processor, Calpian Inc. by our new eVance Processing subsidiary, as well as seeing strong sales growth at our Securus subsidiary,” stated T. A. “Kip” Hyde Jr., CEO of Excel Corporation. “For 2016, our eVance operation will provide robust processing capabilities, while also serving as a platform for supporting new ISO’s, sales agents and acquired merchant portfolios, further improving our cash flow and profitability.”

For the year ended December 31, 2015, the Company announced the following results: [the Table below presents summary financial data; see the Company’s Form 10-K filed on April 13, 2016 for complete financials and additional information]:

Excel Corporation and Subsidiaries
Summary Financial Data

	For the Quarter Ended		For the Year Ended
	December 31,		December 31,
	2015	2014	2015	2014
Net revenues	$5,209,759	$3,790,771	$17,599,332	$9,565,239
Total costs and expenses	6,026,402	4,372,272	19,295,972	12,586,146

Net loss from operations	$(816,643)	$(581,501)	$(1,696,640)	$(3,020,907)

Other Income	445,742	-	445,742	2,975,101
Interest expense	158,223	76,336	371,596	391,075
Net income (loss)	$(529,124)	$(657,837)	$(1,622,494)	$(436,881)

About Excel Corporation

Headquartered in Irving, Texas, Excel provides America's merchants with the support they need to grow their businesses. We deliver our products and services through a national team of independent sales representatives, ISOs and agent banks. Excel's subsidiary, eVance Processing Inc., provides an integrated suite of payment processing services and payment solutions, including credit, debit and gift/reward card processing, with ACH and mobile payments solutions including Apple Pay® and similar Android-based applications. Merchants can choose from multiple payment gateway solutions for both "brick and mortar" and Internet-based businesses, hardwired or mobile. Excel's subsidiary, Securus Payments, operates as a national retail Independent Sales Organization (“ISO”) and Member Services Provider ("MSP"), using its own direct sales and marketing teams, and through independent sales representatives across the U.S.A. Excel subsidiary, Excel Business Solutions, provides our merchants with the money they need to grow, offering merchant cash advance and related business loan products designed to help their businesses grow.

Excel’s common stock is traded Over-The-Counter under stock symbol: EXCC. Additional information about the Company can be found at www.ExcelCorpUSA.com.

#            #            #

All statements from Excel Corporation in this news release that are not based on historical fact are "forward-looking statements" within the meaning of the PSLRA of 1995 and the provisions of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. While the Company’s management has based any forward-looking statements contained herein on its current expectations, the information on which such expectations are based may change. These forward-looking statements rely on a number of assumptions concerning future events and are subject to a number of risks, uncertainties, and other factors, many of which are outside of our control, and could cause actual results to materially differ from such statements. Such risks, uncertainties, and other factors include, but are not necessarily limited to the future results of the recent acquisition of the US assets of Calpian Inc. by the Company’s eVance Processing Inc. subsidiary. For additional information regarding factors that may have a significant impact on the Company’s results of operations and financial condition, see the information set forth under the caption “Risk Factors” in the Company’s most recent Form 10-K filing, and amendments thereto, as well as other public filings with the SEC before and since such date. The Company operates in a rapidly changing and competitive environment, and new risks may arise. Accordingly, investors should not place any reliance on forward-looking statements as a prediction of actual results. The Company disclaims any intention to, and undertakes no obligation to, update or revise any forward-looking statement.

Investors & Analysts Contact:

Robert L. Winspear

Chief Financial Officer

972.476.1000

Bob@ExcelCorpUSA.com